UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2026

ZipRecruiter, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40406	27-2976158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Ocean Park Blvd.,	Suite 3000,	Santa Monica,	California	90405
(Address of principal executive offices)				(Zip Code)
(877) 252-1062
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.00001 par value per share	ZIP	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 5, 2026, Yvonne Hao notified ZipRecruiter, Inc. (the “Company”) of her decision to resign from the Company’s Board of Directors (the “Board”), including from the Audit Committee of the Board (the “Audit Committee”) and the Compensation Committee of the Board (the “Compensation Committee”), effective immediately. Ms. Hao’s resignation did not result from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

On February 5, 2026, the Board appointed Jennifer Saenz to fill the vacancy resulting from Ms. Hao’s resignation. The Board has determined that Ms. Saenz is an “independent director” as defined in the New York Stock Exchange listing standards and applicable Securities and Exchange Commission rules and regulations. Effective immediately, Ms. Saenz will serve as a Class I director to hold office for a term expiring at the Company’s 2028 annual meeting of stockholders, which is the next stockholder meeting at which Class I directors will be elected, and will also serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”). In addition, in connection with Ms. Hao’s resignation, the Board appointed Brie Carere to serve on the Audit Committee.

There are no family relationships, as defined in Item 401 or Regulation S-K, between Ms. Saenz and any of the Company’s executive officers or directors or persons nominated or chosen to become directors or officers. There is no arrangement or understanding between Ms. Saenz and any other persons pursuant to which Ms. Saenz was selected as a director. Ms. Saenz is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Jennifer Saenz has served in various roles at Albertsons Companies, a food and drug retailer, since July 2021. She currently serves as Executive Vice President, Chief Commercial Officer of Albertsons and has done so since June 2025. She previously served as Executive Vice President, Pharmacy and E-Commerce Operations of Albertsons from April 2024 to June 2025 and as Executive Vice President, Chief Merchandising Officer of Albertsons from July 2021 to April 2024. Prior to Albertsons, Ms. Saenz held multiple roles, including that of Global Chief Marketing Officer and President, Global Foods, at PepsiCo, a food and beverage company, from August 2005 to June 2021. Ms. Saenz has a B.B.A. from the Goizueta School of Business at Emory University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. She also has completed an executive education program at the Harvard Business School. Ms. Saenz was selected to serve on the Board because of her experience and expertise as an executive of multi-national corporations.

Ms. Saenz’s compensation will be as provided under the Company’s non-employee director compensation policy (the “Non-Employee Director Compensation Policy”). Ms. Saenz will receive a $50,000 annual retainer for her service as a director, a $7,500 annual retainer for her service on the Compensation Committee, and a $5,000 annual retainer for her service on the Governance Committee, each of which will be pro-rated for the remainder of this year. Additionally, in connection with Ms. Saenz’s election as a non-employee director of the Board and consistent with the Non-Employee Director Compensation Policy, the Compensation Committee will grant to Ms. Saenz an initial award of restricted stock units (“RSUs”) with an aggregate value of $200,000 as of the date of grant, which will vest annually over three years (the “Initial Award”) and a pro-rated annual award of RSUs with an aggregate value of $66,667 as of the date of grant, which will vest on the earlier of (i) the date of the Company’s 2026 annual meeting of stockholders and (ii) February 5, 2027 (the “Annual Award”), in each case, with continued vesting subject to Ms. Saenz’s continued service as a director on the Board. The Initial Award and the Annual Award will accelerate in full upon the consummation of a Corporate Transaction (as defined in the Company’s 2021 Equity Incentive Plan).

The Company also expects that Ms. Saenz will enter into the Company’s standard form of indemnification agreement, the form of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Item 7.01 Regulation FD Disclosure.

On February 9, 2026, the Company issued a press release announcing the appointment of Ms. Saenz to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description

99.1	Press Release, dated February 9, 2026.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZIPRECRUITER, INC.

Date: February 9, 2026	By:	/s/ Timothy Yarbrough
Timothy Yarbrough
Executive Vice President, Chief Financial Officer